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                                                                   EXHIBIT 10.29


                                                                  Execution Copy

                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS AGREEMENT (the "AGREEMENT") is made and entered into as of the 4th day of September, 1997, by and between SOUTHERN FOODS GROUP, L.P., a Delaware limited partnership (the "EMPLOYER"), and ANTHONY R. WARD (the "EMPLOYEE").

                                    Recitals

         WHEREAS, Employee formerly was the President and Chief Executive Officer of Borden/Meadow Gold Dairies Holdings, Inc., a Delaware corporation ("BORDEN/MEADOW GOLD"); and

         WHEREAS, Employer has recently entered into a series of transactions resulting in Employer acquiring substantially all of the assets of Borden/Meadow Gold relating to its dairy operations located in the Western United States which sell dairy products primarily under the Meadow Gold and Viva trademarks; and

         WHEREAS, the parties desire to enter into this Agreement to provide for the employment of Employee by Employer and certain other matters as provided herein;

         NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises hereinafter contained, do hereby agree as follows:

         1. Employment. Employer hereby employs Employee and Employee hereby accepts the employment, on the terms and conditions hereinafter set forth.

         2. Duties. Employee's principal duties and responsibilities shall be during the employment term, to manage the Meadow Gold Dairies Division (as hereinafter defined) of Employer and to render such services to Employer and its affiliates of an executive and administrative character as the general partner of Employer may from time to time reasonably direct. Employee will devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity) to the business of Employer and its affiliates; provided, however, that Employee may devote a reasonable amount of time (consistent with Employee's past practices) to civic, charitable, political and passive investment endeavors.

         3. Employment Term. The employment term shall begin on the date hereof and continue until the first to occur of:

                  (a) The fifth anniversary of the date hereof; provided, however, that the term shall be automatically extended for one or more one (1) year periods unless Employer or Employee, not less than ninety
         (90) days prior to the commencement of any such one (1) year period, notifies the other party in writing that this Agreement shall expire rather than be extended for additional one (1) year periods; or



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                  (b) The date on which the employment period is terminated
         pursuant to Section 12 hereof.

         4. Salary and Other Compensation. As compensation for the services to be rendered by Employee to Employer pursuant to this Agreement and as consideration for Employee's obligations under Sections 6 through 10 hereof, Employee shall be paid the following compensation and other benefits:

                  (a) SALARY: Employer shall pay Employee an annual salary of $336,000, or such higher compensation as may be established by Employer from time to time (the "BASE SALARY").

                  (b) ANNUAL BONUS: Employer shall pay Employee an annual bonus (each, an "ANNUAL BONUS") with respect to each Fiscal Year (as defined in Section 5) fully completed during the term of Employee's employment of an amount equal to 0.66% of the Meadow Gold Dairies Division's EBITDA (as defined in Section 5) for such Fiscal Year; provided, however, that the Annual Bonus shall not exceed the amount of Employee's Base Salary for such Fiscal Year. The Annual Bonus shall be prorated for any period that this Agreement is in effect which is less than twelve (12) months, based on the number of months during such Fiscal Year that this Agreement is in effect.

                  (c) DISABILITY: Should Employee become disabled, which for purposes of this subsection 4(c) means Employee's inability because of any physical or emotional illness to perform Employee's assigned duties under this Agreement more than 30 hours per week, Employee's Base Salary shall nevertheless be paid at its full rate prior to the Employee's termination pursuant to Section 12(b); provided, however, that if Employee receives any periodic payments representing lost compensation under any health, disability, or accident insurance policy or under any salary continuation insurance policy, the premiums for which have been paid by Employer or paid for by Employee but reimbursed by Employer, the amount of salary that Employee will be entitled to receive from Employer during the disability shall be decreased by the gross amount of such payments (before any withholding for taxes).

                  (d) EMPLOYEE BENEFIT PLANS: Employee shall be eligible to participate, to the extent Employee may be eligible, in any profit sharing, retirement, insurance, health coverage or other employee benefit plan maintained by Employer.

                  (e) FRINGE BENEFITS: Except as provided otherwise in this Agreement, Employee shall be entitled to the fringe benefits available to the other employees of Employer, as such benefits may be revised from time to time.

                  (f) VACATIONS AND LEAVE: Employee shall be entitled to the same vacation and leave time as the other executive officers of Employer.

         5. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:



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                  (a) "TRADE SECRETS" means any scientific or technical
         information, formula, design, process, procedure or improvement that is valuable to Employer and not generally known to the competitors of Employer. To the fullest extent consistent with the foregoing and otherwise lawful, Trade Secrets shall include, without limitations, all information and documentation pertaining to the invention, development, nature, design and specifications of and the production, application and processing techniques and procedures relating to Employer's present and future products and processes.

                  (b) "CONFIDENTIAL INFORMATION" means any data or information and documentation, other than Trade Secrets, that is valuable to Employer and not generally known to the public. To the fullest extent consistent with the foregoing and otherwise lawful, Confidential Information shall include, without limitation, Employer's marketing techniques, pricing information, business plans and opportunities, bids in process or under consideration (regardless of whether Employer has entered into any agreement, made any commitment, or issued any bid or offer), financial statements and projections, specialized customer information concerning unique or novel marketing habits, and the special products and services Employer may offer or provide to its customers from time to time.

                  (c) "CONFIDENTIAL CUSTOMER INFORMATION" means any technical or accounting data or proprietary information or confidential business information of any of Employer's customers.

                  (d) "AFFILIATE" with respect to any person or entity means any person or entity that directly or indirectly controls, is controlled by, or is under common control with such person or entity.

                  (e) "FISCAL YEAR" shall mean Employer's fiscal year for accounting and tax purposes, and shall include any fiscal year that is shorter or longer than twelve (12) months due to a change in the date Employer's fiscal year ends.

                  (f) "MEADOW GOLD DAIRIES DIVISION" shall mean the dairy operations of Borden, Inc. located in the Western United States that manufacture and sell dairy products primarily under the Meadow Gold and Viva trademarks which were acquired by Employer of even date herewith from Mid-America Dairymen, Inc. ("Mid-Am") as a result of a contribution to Employer of substantially all of the assets and liabilities of such diary operations.

                  (g) "EBITDA" shall mean the net income, if any, of the Meadow Gold Dairies Division of Employer for the Fiscal Year in question, as adjusted to exclude the effects of (i) interest expense of the Meadow Gold Dairies Division for such Fiscal Year, (ii) all Federal and state taxes attributable to the operations of the Meadow Gold Dairies Division, if any, with respect to such Fiscal Year on, or with respect to, income or profits of the Meadow Gold Dairies Division, if any, and
         (iii) all amounts attributable to depreciation and amortization for such Fiscal Year. Such calculations shall be made in accordance with generally accepted accounting principles of Employer consistently applied.




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         6.       Employer Property. With respect to any and all Trade Secrets,
Confidential Information and other processes, formulae, inventions and works made or conceived by Employee during his employment, whether (i) solely or jointly with any other person, firm, organization or employee, (ii) during or after his regular hours of employment, or (iii) with or without the use of Employer's facilities, materials or personnel:

                  (a) Employee will disclose promptly to Employer all such Trade Secrets, Confidential Information and other processes, formulae, inventions and works.

                  (b) Employee will execute and promptly deliver to Employer such written instruments, and, upon the request of Employer, do such other acts, as may be required to patent, copyright or otherwise protect such Trade Secrets, Confidential Information and other processes, formulae, inventions and works, and any documentation or other materials pertaining thereto, and to vest all rights, title and interest therein in Employer. All such Trade Secrets, Confidential Information and other processes, formulae, inventions and works, together with any documentation or other materials pertaining thereto, shall be considered work made for hire and prepared by Employee as an employee within the scope of his employment by Employer.

                  (c) Employer shall have the perpetual and unlimited right, without cost, to make, use and sell, in whole or in part, any of such Trade Secrets, Confidential Information or other processes, formulae, inventions or works, and to make, use and sell any and all products, processes and services derived from any of such Trade Secrets, Confidential Information or other processes, formulae, inventions or works.

         7. Confidentiality. Except as required by law, during the term of employment by Employer and thereafter, Employee shall not, without the prior written consent of Employer, directly or indirectly use, disclose or disseminate to any other person, firm, organization or employee, or otherwise employ any Trade Secrets, Confidential Information or Confidential Customer Information. This obligation shall not apply to any Trade Secrets or Confidential Information
(i) that shall have become generally known to competitors of Employer (in the case of Trade Secrets) or to the public (in the case of Confidential Information) through no act or omission of Employee, or (ii) that shall have been disclosed to Employee by a person or entity unaffiliated with Employer that has legitimate possession thereof in its entirety, and possesses the unrestricted right to make such disclosure. Employee acknowledges that Employer may be bound by contract with Employer's customers not to disclose any Confidential Customer Information. Accordingly, Employee agrees to indemnify and hold Employer harmless from and against any claim for damages, including attorneys' fees and court costs, brought by Employer's customers or any other interested party, and against any other claim based on contract, tort or common law indemnity arising out of his unauthorized disclosure of Confidential Customer Information in violation of this Section 7.

         8. Return of Material to Employer. Employee will deliver to Employer, upon termination of Employee's employment with Employer and at any other time upon Employer's request, all memoranda, notes, records, drawings or other documentation, whether made or




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compiled by him alone or with others or made available to him while employed by
Employer, pertaining to Confidential Customer Information, Trade Secrets, Confidential Information or other inventions and works of Employer, and all Confidential Customer Information, Trade Secrets, Confidential Information and other inventions and works of Employer in his possession.

         9. Noncompetition. During Employee's employment by Employer and for a period of two (2) years after Employee's termination of employment with Employer, Employee shall not, directly or indirectly, either individually or jointly or on behalf of or in concert with any other person or entity, as a proprietor, partner, shareholder, member, director, officer, employee, agent, consultant or through any other kind of ownership (other than ownership of less than five percent (5%) of any class of outstanding securities of any company listed on any national securities exchange or traded in the over-the-counter market) or in any other representative or individual capacity (a) engage in any business or render any services to any business that is in competition with the business of Employer in any of the states of the United States located west of the Mississippi River (the "RESTRICTIVE AREA") so long as Employer continues to conduct business in the Restrictive Area during such two (2) year period, (b) engage in any business which calls upon, solicits, diverts, or takes away any customer or customers of Employer in the Restrictive Area for the purpose of selling or attempting to sell to any of such customers any products similar to any products theretofore sold or provided to any of such customers by Employer so long as Employer continues to conduct business in the Restrictive Area during such two (2) period, (c) solicit any present or future employee of Employer, or discuss with any such employee termination or resignation from employment with Employer, so that such employee may accept employment with, or engagement as a partner, investor, shareholder or consultant with, Employee, directly or indirectly as specified above, or (d) otherwise interfere with, disrupt or attempt to disrupt relationships, contractual or otherwise, between Employer and any of its lenders, customers, employees or suppliers.

         10. Notice of Employment. So long as Employee is subject to the noncompetition provisions of Section 9, Employee shall notify Employer in writing, within five (5) days after accepting employment with any other person, firm or organization of the name and address of such employer and his employment capacity with such employer.

         11. Injunctive Relief. The parties recognize that irreparable damage will result to Employer from any violation of this Agreement by Employee. The parties expressly agree that, in addition to any and all other remedies available to Employer for any such violation, Employer shall have the remedies of restraining order and injunction, and any such other equitable relief as may be declared or issued by a court to enforce the provisions of Sections 6 through 10 above, without posting any bond that might be required, and Employee agrees not to claim in any such equitable proceedings that a remedy at law is available to Employer. The existence of any claim or cause of action by Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of any provision hereof. Notwithstanding anything contained herein to the contrary, and if and only if a provision of this type contained in this Section is enforceable in the jurisdiction in question, if any one or more of the provisions contained in Sections 6 through 10 shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law




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in such jurisdiction as it shall then appear. Employee agrees to reimburse
Employer for any and all expenses incurred, including attorneys' fees, expenses, court costs and settlement costs, in connection with the enforcement of its rights and Employee's obligations under this Agreement.

         12. Termination. Employment of Employee under this Agreement may be terminated:

                  (a) By Employee's voluntary resignation after giving at least 60 days' written notice.

                  (b) By Employer With Cause. For purposes of this Agreement "WITH CAUSE" shall mean:

                           (i) Employee's becoming Totally Disabled. For the
                  purposes of this Agreement, Employee will be "TOTALLY DISABLED" if he is "totally disabled" as defined in and for the period necessary to qualify for benefits under any long-term disability income insurance policy then in effect that is applicable to executive employees of Employer;

                           (ii) the dissolution and liquidation of Employer,
                  other than as part of a reorganization, merger, consolidation or sale of all or substantially all of the assets of Employer whereby Employer's business is continued;

                           (iii) a conviction of or a plea of guilty or nolo
                  contendere by Employee to a felony involving fraud, embezzlement, theft, or dishonesty or other criminal conduct;

                           (iv) habitual neglect of Employee's duties or failure
                  by Employee to perform or observe any substantial obligation of such employment that is not remedied within thirty (30) days after written notice thereof from Employer; or

                           (v) any material breach by Employee of this Agreement
                  which is not cured within thirty (30) days after written notice thereof from Employer.

                  (c) By Employer Without Cause. For purposes of this Agreement, "WITHOUT CAUSE" shall mean Employee's termination by Employer for any reason other than (i) those set forth in subsections 12(a) and 12(b), or (ii) the termination of this Agreement due to the expiration of the term set forth in Section 3(a).

                  (d) By Employee due to any material breach by Employer of this Agreement which is not cured within thirty (30) days after written notice thereof from Employee.

In the event of termination of this Agreement other than for death, Employee shall resign from all positions held in Employer, including without limitation any position as a director, officer, agent, trustee or consultant of Employer or any affiliate of Employer. Except as provided in Section 9, termination of the employment of Employee shall not terminate or otherwise affect the party's respective obligations under Sections 6 through 14 of this Agreement.




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         13.      Severance Benefits.

                  (a) VOLUNTARY RESIGNATION: In the event this Agreement is terminated due to Employee's voluntary resignation, Employee shall not be entitled to any severance benefits whatsoever.

                  (b) TERMINATION WITH CAUSE: In the event this Agreement is terminated With Cause, Employee shall be entitled to (i) his full Base Salary through his date of termination (ii) any benefits or awards which pursuant to the terms of any compensation or benefit plan have been earned or become payable as of Employee's date of termination, but which have not yet been paid to Employee, and (iii) the amount due to Employee for any expenses for which Employee shall not yet have been reimbursed by Employer as of Employee's date of termination. Except as otherwise provided for in the immediately preceding sentence, Employee shall not be entitled to further compensation as of the date of termination of this Agreement With Cause (specifically including, but not limited to, any unearned bonuses). Any termination of this Agreement With Cause shall be without prejudice to any right or remedy to which Employee may be entitled either at law, in equity or under this Agreement.


                  (c) TERMINATION WITHOUT CAUSE: In the event this Agreement is terminated Without Cause or by Employee pursuant to Section 12(d), Employee shall be entitled to receive as the full amount due Employee from Employer hereunder a severance benefit in an amount equal to (i) the Base Salary for the then remaining term of Employee's employment determined in accordance with Section 3(a), payable in equal monthly installments until the each of such term, plus (ii) the Annual Bonus, if any, which would have otherwise been paid to Employee during each year of the remaining term of Employee's employment.

         14. Waiver. A party's failure to insist on compliance or enforcement of any provision of this Agreement shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

         15. CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF
THE STATE OF TEXAS.

         16. Severability. The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

         17. Notice. Any and all notices required or permitted herein shall be deemed delivered if delivered personally or if mailed by registered or certified mail to such party at the address hereinafter set forth following such party's signature, or at such other address or addresses as either party may hereafter designate in writing to the other.



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         18.      Assignment. This Agreement, together with any amendments
hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights, benefits and obligations of Employee under this Agreement are personal in nature and may not be assigned without the prior written consent of Employer.

         19. Amendments. This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by the parties.

         20. Entire Agreement. This Agreement contains the entire agreement and understanding by and between the parties to the employment of Employee, and no representations, promises, agreements, or understandings, written or oral, relating to the employment of Employee by Employer not contained herein shall be of any force or effect.

         21. References and Headings. In construing this Agreement, feminine or number pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place in which the context so requires. The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.



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         IN WITNESS WHEREOF, Employer and Employee have duly executed this
Agreement as of the day and year first above written.

                              SOUTHERN FOODS GROUP, L.P.

                              By:      SFG Management Limited Liability
                                       Company, sole general partner


                                       By:/s/ PATRICK K. FORD
                                          --------------------------------------
                                           Patrick K. Ford, Assistant Secretary

                              Address for Notice Purposes:
                              c/o Pete Schenkel
                              3114 South Haskell
                              Dallas, Texas 75223


                              EMPLOYEE:

                              /s/ TONY WARD
                              --------------------------------------------------
                              Anthony R. Ward

                              Address for Notice Purposes:

                              3184 East 4100
                              North Liberty, Utah   84310





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